COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                   EXHIBIT 12.1
Carolina First Corporation and Subsidiaries
($ in thousands)
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                                                                  THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                  SEPTEMBER 30, 1999             SEPTEMBER 30, 1999
                                                                 ---------------------        ---------------------
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EARNINGS:
  Income from continuing operations
     before income taxes....................................       $     8,723                   $    29,862
ADD:
  (a) Fixed charges.........................................            27,177                        78,503
DEDUCT:
  (a) Interest capitalized during year......................                --                            --
                                                                   ------------                  ------------
Earnings, for computation purposes..........................       $     35,900                  $    108,365
                                                                   ============                  ============
FIXED CHARGES:
  Interest on indebtedness, expensed or capitalized.........       $     26,651                  $     77,354
  Portion of rents representative of the interest factor....                494                         1,053
  Amortization of debt expense..............................                 32                            96
                                                                   ------------                  ------------
Fixed charges, for computation purposes.....................       $     27,177                  $     78,503
                                                                   ============                  ============
RATIO OF EARNINGS TO FIXED CHARGES.........................                1.32X                         1.38X
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